Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:                                                 Rodney A. Young, President and Chief Executive Officer, (651) 484-4874

Dale H. Johnson, Chief Financial Officer, (651) 484-4874

Angeion Corporation Reports Record Preliminary Fourth Quarter and Fiscal Year Growth in Revenue and Income Before Taxes

Also Reports Non-Cash Income Tax Expense Restatement to the 2006 Quarterly Reports, and Future Limitation on use of NOLs

SAINT PAUL, MN. — January 8, 2007 — Angeion Corporation (NASDAQ: ANGN) today reported preliminary revenue and income before taxes for its fourth quarter and fiscal year ended October 31, 2006.

The Company also reported that it will be making non-cash tax adjustments and restating its previously reported net income for the first three quarters of fiscal year 2006 due to the applicability of an accounting principle covering use of pre-emergence bankruptcy net operating loss (“NOL”) carry forwards.  The Company also reported future limitations on its use of NOLs.

Preliminary Fourth Quarter and Fiscal Year 2006 Results

Fourth quarter key results include:

•                  60.9 percent revenue increase to $10.7 million from $6.7 million in 2005

•                  $855,000 increase in income before taxes to $1.2 million compared to $345,000 in 2005

Fiscal Year 2006 key results include:

•                  41.5 percent revenue increase to $33.7 million from $23.8 million in fiscal year 2005

•                  $2.2 million in income before taxes compared to a loss of $681,000 in fiscal year 2005

“Fiscal 2006 was an extraordinary year for Angeion Corporation,” Rodney A. Young, Chief Executive Officer and President commented.  “We successfully made important advances on all fronts, further developing our growth platform for the future.  Our total revenues grew 41.5 percent in 2006 and we reversed a loss of income before taxes in 2005 to achieve a pre-tax profit, resulting in a net swing of over $2.9 million.”

Non-Cash Income Tax Restatement

In addition, in connection with its audit for the year ended October 31, 2006, the Company concluded that its financial statements for the first, second and third quarters of fiscal year 2006 should be restated as a result of the misapplication of an accounting principle regarding the presentation of income taxes in those financial statements.  The Company incorrectly presented the use of these NOLs in its quarterly statements of operations and is now restating these results to show the correct presentation. The restatement will not decrease income before taxes, and will have no cash impact on the results of these three periods.

During the first, second and third quarters of fiscal 2006 the Company did not correctly apply the Generally Accepted Accounting Principles relating to the accounting for the utilization of pre-emergence bankruptcy NOL carry forwards.  The Company has determined that during the first three quarters of the fiscal year, it should have applied American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) to the utilization of its pre-emergence bankruptcy NOL carry forwards.  Angeion was in Chapter 11 Bankruptcy Reorganization from June 2002 to October 2002.

Under SOP 90-7, the benefits realized from pre-emergence bankruptcy NOLs should not have been reflected on the Company’s statements of operation as a reduction in income tax expense.  Instead, the benefits should have been reflected in the financial statements first by reducing the specified intangible assets (including Goodwill) resulting from the reorganization until exhausted and thereafter being reported as an increase to additional paid-in capital.

“For our newest shareholders, it should be noted that during the Company’s 2002 restructuring, the Company took several steps to preserve our use of these NOLs coming out of bankruptcy.  The use of these NOLs in fiscal 2006 benefited Angeion’s cash flow by reducing the amount of income taxes payable,” commented Young.  “While we have not finalized the amount of the restatement, we believe that the adjustment to net income will present our statements of operations as if we were fully taxed for the first three quarters.  We are taking appropriate measures to ensure the appropriate presentation of the use of these NOLs in the future.  Additionally, our reported results for previous fiscal years remain unaffected,” Young concluded.

Future Limitation on use of NOLs

Angeion also announced that in connection with the significant increase in trading of its common stock during the fourth quarter of 2006, the Company experienced an “ownership change” within the meaning of Section 382 of the Internal Revenue Code.  Section 382 provides that if in any three-year period, a 50 percent ownership change occurs — in essence the percentage of an issuer’s common stock owned by five percent shareholders changes by 50 percent, then the issuer’s ability to use NOLs is limited in the future based in part on the value of the issuer at the time of the ownership change.  As a result of the ownership change, Angeion’s future ability to use NOLs to offset taxable earnings will be limited in accordance with Section 382.

Angeion had an NOL carry forward at October 31, 2005 of approximately $130.6 million, which was available to reduce income taxes payable in future years.  The Company used approximately $3.1 million of this carry forward in fiscal 2006 to offset taxable earnings and no carry forwards expired unused.  Approximately $78.4 million of this NOL carry forward, if not used, would have expired over the next five years from 2007 to 2011.

As a result of the Section 382 ownership change, however, the Company’s use of the NOL will be limited to approximately $1.3 million to $2.1 million per year, which will reduce the aggregate future NOLs available to approximately $23.2 million to $26.8 million.  Angeion is preparing a detailed analysis of the future availability of NOLs in connection with Company preparation of its Form 10-KSB for the year ended October 31, 2006.

The Company plans to report its final fourth quarter and fiscal year 2006 results on or before January 29, 2007, and will be reporting restated results for the first three quarters at the same time

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names.  These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness.  The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully operate its business including its ability to develop, improve, and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to effectively manufacture and ship its products in the quantities required to meet customer demands,

(iii) the Company’s ability to successfully defend itself from product liability claims related to its cardiorespiratory diagnostic products and claims associated with its prior cardiac stimulation products, (iv) the Company’s ability to protect its intellectual property, and (v) the Company’s dependence on third-party vendors.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and any prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended October 31, 2005, and subsequently filed reports.

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